Exhibit 99.1

July 6, 2015

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen
Communications Manager	Vice President, Investor Relations
(614) 460-5544	(219) 647-5688
kstammen@nisource.com	rghulen@nisource.com

Kevin T. Kabat to join NiSource Board of Directors

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced that on July 3, 2015 its Board of Directors elected Kevin T. Kabat to the Board. He will also serve on the Board’s Audit and Finance committees.

Mr. Kabat currently serves as chief executive officer of Fifth Third Bancorp, a position he has held since April 2007, and vice chairman. Before becoming CEO, he served as president since 2006 after leading both retail and affiliate banking. He was previously vice chairman and president of Old Kent Bank, which was acquired by Fifth Third Bancorp in 2001.

“We’re pleased to have Kevin join the NiSource Board of Directors,” said NiSource Board Chairman Richard L. Thompson. “As an executive responsible for the strategic direction of one of the nation’s most-respected financial services companies, he brings valuable financial and customer insights as we work to sustain NiSource as a premier electric and natural gas utility committed to disciplined execution of a robust, long-term infrastructure investment program that supports enhanced reliability, safety and customer service.”

Mr. Kabat has been a director at Unum Group since 2008. He is a member of the board at the Federal Reserve Bank of Cleveland, the Financial Services Roundtable and the Cincinnati Art Museum. Kabat previously served on the Board of Directors of Davenport University, Lacks Industries, Clark Retirement Community, Grand Rapids Foundation, ADAC Plastics, Right Place Inc., Spectrum Hospital, the Consumer Bankers Association, Michigan Business Roundtable and United Way of Greater Cincinnati.

He holds a master’s degree in industrial/organizational psychology from Purdue University and a bachelor’s degree in behavioral science from John’s Hopkins University.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s more than 7,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability – North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. NI-F

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